Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Sara F. Herrmann
Corporate Communications Manager
(716) 684-8060
sherrmann@ene.com

Ronald Frank to Retire as E & E Secretary and Executive Vice President,
Colleen Mullaney-Westfall Named Secretary

LANCASTER, N.Y., July 31, 2019 — The Board of Directors of Ecology and Environment Inc. (E & E) (Nasdaq: EEI) has announced that Ronald L. Frank will retire as Secretary and Executive Vice President, effective July 31, 2019. Colleen C. Mullaney-Westfall, Esq., E & E’s Vice President of Corporate Regulatory and Legal Affairs, has been named Secretary of the Company, effective August 1, 2019.

Mr. Frank, an E & E co-founder, will continue to serve as a member of the Board of Directors. He has served in many capacities at the company throughout its 49-year history, including as Executive Vice President of Finance from 1986 through 2008. “Ron has had an indelible impact on E & E as a visionary co-founder and through his important contributions over nearly five decades,” said Executive Chairman Marshall A. Heinberg. “The Board thanks him for his leadership and dedication and looks forward to continuing to work with him as a Director.”

Ms. Mullaney-Westfall has served E & E as in-house counsel for 20 years, Assistant Corporate Secretary since 2008, and Secretary to the Board of Directors since 2015. “Colleen is a key member of the E & E leadership team, a talented attorney, and a valued advisor to the Board,” said Heinberg. “We congratulate her on her appointment as Secretary of the Company.”

She holds a B.A. in Political Science from the University of New Mexico and a J.D. from Hofstra University School of Law.

About Ecology and Environment, Inc.

E & E is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. The company is listed on the Nasdaq Stock Exchange under the ticker symbol EEI and the information in this release can be found online at www.ene.com.

# # #